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Equity Residential

Fourth Quarter 2020

Earnings Release & Supplemental Information

FEATURED COMMUNITIES (CLOCKWISE FROM TOP LEFT):
Residences at Westgate – Pasadena, CA | Cal Green Certified
100 K – Washington, DC | LEED Silver
Eviva on Cherokee – Denver, CO | LEED Silver

Investor Relations
Marty McKenna
(312) 474-1300
investorrelations@eqr.com

Fourth Quarter 2020 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

February 10, 2021

Equity Residential Reports Full Year 2020 Results

Provides Full Year 2021 Guidance

Chicago, IL – February 10, 2021 - Equity Residential (NYSE: EQR) today reported results for the quarter and year ended December 31, 2020 and has posted a Q4 2020 Management Presentation to its website as referenced below.

Fourth Quarter 2020 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended December 31,
	2020	2019	$ Change	% Change
Earnings Per Share (EPS)	$0.68	$0.77	$(0.09)	(11.7%)
Funds from Operations (FFO) per share	$0.73	$0.86	$(0.13)	(15.1%)
Normalized FFO per share	$0.76	$0.91	$(0.15)	(16.5%)

	Year Ended December 31,
	2020	2019	$ Change	% Change
Earnings Per Share (EPS)	$2.45	$2.60	$(0.15)	(5.8%)
Funds from Operations (FFO) per share	$3.21	$3.39	$(0.18)	(5.3%)
Normalized FFO per share	$3.26	$3.49	$(0.23)	(6.6%)

“We are optimistic that 2021 will be a year of recovery for Equity Residential.  Operating trends are improving and we expect that our financial results will bottom out in the first half of 2021,” said Mark J. Parrell, Equity Residential’s President and CEO.  “Our affluent, well-employed resident base remains drawn to our nation’s great cities and we expect demand to accelerate and pricing to continue to improve as vaccines are widely administered and cities become more active.  Many thanks to our colleagues across the country for their hard work in 2020 under very tough conditions.”

Highlights

●	The Company has seen a 0.9% improvement in same store Physical Occupancy since the end of the third quarter 2020 (94.2% on September 30, 2020 to 95.1% on January 31, 2021).
●

Pricing Trends stabilized in November 2020 and modestly improved in December 2020 and January 2021 for the first time since the beginning of the pandemic.  See the Management Presentation referenced below for details.

●	The Company collected approximately 97% of its expected Residential revenues in the fourth quarter of 2020.
●

The Company used the proceeds from the sale described below as well as cash on hand and borrowings under its commercial paper program to satisfy its obligations on its $750.0 million 4.625% unsecured notes due in December 2021, by discharging them pursuant to their indenture.  During 2020, the Company paid down nearly $1.0 billion in the aggregate in debt, further strengthening its balance sheet.

●

The Company sold Vantage Pointe, a 679-unit apartment property located in downtown San Diego, for a sale price of approximately $312.5 million at a Disposition Yield of 4.1%, generating an Unlevered IRR of 8.8% over the Company’s ten-year ownership period.

Results Per Share

The changes in EPS for the quarter and year ended December 31, 2020 compared to the same periods of 2019 are due primarily to lower depreciation expense in the current periods as a result of the Company's disposition activity, the various adjustment items listed on page 26 of this release and the items described below.

The per share changes in FFO for both the quarter and year ended December 31, 2020 compared to the same periods of 2019, are due primarily to the various adjustment items listed on page 26 of this release and the items described below.

The per share changes in Normalized FFO are due primarily to:

	Positive/(Negative) Impact
	Fourth Quarter 2020 vs. Fourth Quarter 2019	Full Year 2020 vs. Full Year 2019
Residential same store Net Operating Income (NOI)	$(0.15)	$(0.22)
Non-Residential same store NOI (1)	(0.01)	(0.08)
Lease-Up NOI	–	0.01
2020 and 2019 transaction activity impact on NOI, net	(0.03)	(0.06)
Interest expense, net	0.03	0.11
Other items	0.01	0.01
Net	$(0.15)	$(0.23)

(1)

Non-Residential same store NOI was negatively impacted by a $(0.03) per share non-cash write-off of Non-Residential straight-line lease receivables during the year ended December 31, 2020, primarily in the third quarter of 2020.

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 28 through 33 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 30 and 31 of this release.

Same Store Results

The Company has provided a breakout of Residential and Non-Residential same store results on page 11 of this release with definitions that can be found on page 32 of this release.  Non-Residential operations account for approximately 2.7% of total revenues for the year ended December 31, 2020.  The table below reflects same store Residential only results for the fourth quarter 2020 to fourth quarter 2019 comparison, which includes 76,535 apartment units, as well as for the year ended December 31, 2020 to year ended December 31, 2019 comparison, which includes 73,585 apartment units. The Company’s Physical Occupancy was 94.2% compared to 96.1% for the fourth quarter of 2020 and 2019, respectively, and 95.1% compared to 96.4% for the full year of 2020 and 2019, respectively.

	Fourth Quarter 2020 vs. Fourth Quarter 2019	Full Year 2020 vs. Full Year 2019
Revenues	(8.2%)	(2.9%)
Expenses	2.8%	2.1%
NOI	(12.9%)	(5.0%)

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.  See pages 12 and 32 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

	Fourth Quarter 2020 vs. Fourth Quarter 2019	Full Year 2020 vs. Full Year 2019
	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates	(4.4%)	(0.4%)
Leasing Concessions (1)	(1.2%)	(0.4%)
Vacancy loss	(1.6%)	(1.3%)
Bad Debt, Net (2)	(1.6%)	(1.2%)
Other (3)	0.6%	0.4%
Same Store Residential Revenues- current period	(8.2%)	(2.9%)

(1)	Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.
(2)	Reduction in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.
(3)	Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

Residential Same Store Operating Statistics

The following table includes select statistics for Residential Same Store Properties presented on a suburban and urban basis.  Statistics for January 2021 are preliminary and Blended Rate is inclusive of Leasing Concessions.

	% of Same Store Residential Revenues	Physical Occupancy on:			Percentage of Residents Renewing by Month			Blended Rate
	Dec YTD 2020	Sep 30, 2020	Dec 31, 2020	Jan 31, 2021	Jan 2020	Dec 2020	Jan 2021 (1)	Q4 2020	Dec 2020	Jan 2021 (1)
Suburban (2)	44%	95.9%	95.8%	96.1%	58%	58%	55%	(7.0%)	(7.3%)	(7.3%)
Urban Other (2)(3)	33%	94.3%	94.6%	95.3%	55%	47%	45%	(13.4%)	(14.3%)	(14.7%)
Urban Core (2)(4)	23%	89.2%	90.2%	91.8%	63%	49%	51%	(25.0%)	(26.6%)	(25.0%)
Total	100%	94.2%	94.4%	95.1%	58%	53%	52%	(13.0%)	(13.9%)	(14.1%)

(1)	January 2021 results are preliminary.
(2)	The Company defines Urban submarkets as those with 3,500 or more households per square mile with the remainder defined as Suburban.
(3)	Includes all other Urban properties excluding Urban Core.
(4)	Includes Urban properties in Manhattan/Brooklyn, Downtown Boston/Cambridge and Downtown San Francisco.

Investment Activity

The Company sold a 679-unit apartment property in downtown San Diego during the fourth quarter of 2020 for a sale price of approximately $312.5 million at a Disposition Yield of 4.1% generating an Unlevered IRR of 8.8%. The Company also sold two land parcels for an aggregate sale price of approximately $55.5 million. The Company did not acquire any assets during the fourth quarter of 2020.

During the full year of 2020, the Company acquired a 158-unit apartment property in suburban Seattle for a purchase price of approximately $48.9 million at an Acquisition Capitalization Rate of 4.7%. Also, during the full year of 2020, the Company sold six properties, consisting of 2,231 apartment units, for an aggregate sales price of approximately $1.07 billion at a weighted average Disposition Yield of 4.5%, generating an Unlevered IRR of 10.2%.

Capital Markets Activity

In December 2020, the Company used the proceeds from the property sale described above as well as cash on hand and borrowings under its commercial paper program to satisfy its obligations on its $750.0 million 4.625% unsecured notes due in December 2021, by discharging them pursuant to their indenture.   As a result, the Company incurred approximately $39.1 million in debt extinguishment charges, of which $25.8 million represented a cash charge and the remaining $13.3 million corresponded to write-offs of unamortized debt costs. These charges impacted the Company’s 2020 Earnings Per Share and Funds from Operations per share but did not impact the Company’s Normalized Funds from Operations per share.

First Quarter 2021 Guidance

The Company has established guidance ranges for the first quarter of 2021 EPS, FFO per share and Normalized FFO per share as listed below:

Q1 2021 Guidance
EPS	$0.31 to $0.35
FFO per share	$0.65 to $0.69
Normalized FFO per share	$0.65 to $0.69

The difference between the fourth quarter 2020 actual EPS of $0.68 and the first quarter of 2021 EPS guidance midpoint of $0.33 is due primarily to lower expected property sale gains, lower expected debt extinguishment costs, lower expected land sale gains and the items described below.

The difference between the fourth quarter 2020 actual FFO of $0.73 per share and the first quarter of 2021 FFO guidance midpoint of $0.67 per share is due primarily to lower expected debt extinguishment costs, lower expected land sale gains and the items described below.

The difference between the fourth quarter 2020 actual Normalized FFO of $0.76 per share and the first quarter of 2021 Normalized FFO guidance midpoint of $0.67 per share is due primarily to:

Positive/(Negative) Impact
First Quarter 2021 vs. Fourth Quarter 2020
Same Store NOI	$(0.07)
2020 transaction activity impact on NOI, net	(0.01)
Interest expense, net	0.03
Corporate overhead (1)	(0.03)
Other items	(0.01)
Net	$(0.09)

(1)	Corporate overhead includes property management and general and administrative expenses.

Full Year 2021 Guidance

The Company has provided guidance for its full year 2021 same store operating performance, EPS, FFO per share and Normalized FFO per share as listed below:

Same Store (includes Residential and Non-Residential):
Physical Occupancy	94.8% to 95.8%
Revenue change	(9.0%) to (7.0%)
Expense change	3.0% to 4.0%
NOI change	(15.0%) to (12.0%)

EPS	$2.55 to $2.75
FFO per share	$2.58 to $2.78
Normalized FFO per share	$2.60 to $2.80

The difference between the Company’s full year 2020 actual EPS of $2.45 and the full year 2021 EPS guidance midpoint of $2.65 is due primarily to higher expected property sale gains, lower expected depreciation expense, lower expected debt extinguishment costs, lower expected land sale gains and the items described below.

The difference between the Company’s full year 2020 actual FFO of $3.21 per share and the full year 2021 FFO guidance midpoint of $2.68 per share is due primarily to lower expected debt extinguishment costs, lower expected land sale gains and the items described below.

The difference between the Company’s full year 2020 actual Normalized FFO of $3.26 per share and the full year 2021 Normalized FFO guidance midpoint of $2.70 per share is due primarily to:

Positive/(Negative) Impact
Full Year 2021 vs. Full Year 2020
Same Store NOI	$(0.60)
2021 and 2020 transaction activity impact on NOI, net	(0.07)
Interest expense, net	0.14
Other items, including corporate overhead	(0.03)
Net	$(0.56)

About Equity Residential

Equity Residential is committed to creating communities where people thrive.  The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract high quality long-term renters.  Equity Residential owns or has investments in 304 properties consisting of 77,889 apartment units, located in Boston, New York, Washington, D.C., Seattle, San Francisco, Southern California and Denver.  For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws.  These statements are based on current expectations, estimates, projections and assumptions made by management.  While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation.  In addition, these forward-looking statements are subject to risks related to the COVID-19 pandemic, many of which are unknown, including the duration and severity of the pandemic, the extent of the adverse health impact on the general population and on our residents, customers and employees in particular, its impact on the employment rate and the economy and the corresponding impact on our residents’ and tenants’ ability to pay their rent on time or at all, the extent and impact of governmental responses, the rollout and effectiveness of vaccines and the impact of operational changes we have implemented and may implement in response to the pandemic. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Thursday, February 11, 2021 at 10:00 a.m. CT.  In connection with the conference call, the Company is also providing a Management Presentation on its website.  Please visit the Investor section of the Company’s website at www.equityapartments.com for the web cast link and the presentation.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2020	2019	2020	2019
REVENUES
Rental income	$2,571,705	$2,700,691	$613,435	$683,895

EXPENSES
Property and maintenance	440,998	446,845	107,665	108,348
Real estate taxes and insurance	381,562	366,139	93,519	95,705
Property management	93,825	95,344	22,312	22,639
General and administrative	48,305	52,757	11,093	11,630
Depreciation	820,832	831,083	201,829	214,882
Total expenses	1,785,522	1,792,168	436,418	453,204

Net gain (loss) on sales of real estate properties	531,807	447,637	179,589	178,237

Operating income	1,317,990	1,356,160	356,606	408,928

Interest and other income	5,935	3,201	1,929	620
Other expenses	(17,510)	(18,177)	(9,186)	(6,972)
Interest:
Expense incurred, net	(365,073)	(390,076)	(116,724)	(100,300)
Amortization of deferred financing costs	(8,939)	(11,670)	(2,686)	(3,006)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	932,403	939,438	229,939	299,270
Income and other tax (expense) benefit	(852)	2,281	(350)	3,030
Income (loss) from investments in unconsolidated entities	(3,284)	65,945	(839)	(961)
Net gain (loss) on sales of land parcels	34,234	2,044	34,234	(33)
Net income	962,501	1,009,708	262,984	301,306
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(34,010)	(36,034)	(9,386)	(10,695)
Partially Owned Properties	(14,855)	(3,297)	(742)	(847)
Net income attributable to controlling interests	913,636	970,377	252,856	289,764
Preferred distributions	(3,090)	(3,090)	(772)	(772)
Net income available to Common Shares	$910,546	$967,287	$252,084	$288,992

Earnings per share – basic:
Net income available to Common Shares	$2.45	$2.61	$0.68	$0.78
Weighted average Common Shares outstanding	371,791	370,461	371,915	371,155

Earnings per share – diluted:
Net income available to Common Shares	$2.45	$2.60	$0.68	$0.77
Weighted average Common Shares outstanding	385,874	386,333	385,756	387,143

Distributions declared per Common Share outstanding	$2.41	$2.27	$0.6025	$0.5675

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2020	2019	2020	2019
Net income	$962,501	$1,009,708	$262,984	$301,306
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(14,855)	(3,297)	(742)	(847)
Preferred distributions	(3,090)	(3,090)	(772)	(772)
Net income available to Common Shares and Units	944,556	1,003,321	261,470	299,687

Adjustments:
Depreciation	820,832	831,083	201,829	214,882
Depreciation – Non-real estate additions	(4,564)	(5,585)	(1,131)	(1,350)
Depreciation – Partially Owned Properties	(3,345)	(3,599)	(831)	(899)
Depreciation – Unconsolidated Properties	2,454	2,997	616	612
Net (gain) loss on sales of unconsolidated entities - operating assets	(1,636)	(69,522)	(636)	—
Net (gain) loss on sales of real estate properties	(531,807)	(447,637)	(179,589)	(178,237)
Noncontrolling Interests share of gain (loss) on sales of real estate properties	11,655	—	—	—
FFO available to Common Shares and Units	1,238,145	1,311,058	281,728	334,695

Adjustments (see note for additional detail):
Impairment – non-operating assets	—	—	—	—
Write-off of pursuit costs	6,869	5,529	2,005	1,431
Debt extinguishment and preferred share redemption (gains) losses	39,292	23,991	39,255	12,184
Non-operating asset (gains) losses	(32,590)	(940)	(33,612)	260
Other miscellaneous items	4,652	8,430	5,166	1,891
Normalized FFO available to Common Shares and Units	$1,256,368	$1,348,068	$294,542	$350,461

FFO	$1,241,235	$1,314,148	$282,500	$335,467
Preferred distributions	(3,090)	(3,090)	(772)	(772)
FFO available to Common Shares and Units	$1,238,145	$1,311,058	$281,728	$334,695
FFO per share and Unit – basic	$3.22	$3.42	$0.73	$0.87
FFO per share and Unit – diluted	$3.21	$3.39	$0.73	$0.86

Normalized FFO	$1,259,458	$1,351,158	$295,314	$351,233
Preferred distributions	(3,090)	(3,090)	(772)	(772)
Normalized FFO available to Common Shares and Units	$1,256,368	$1,348,068	$294,542	$350,461
Normalized FFO per share and Unit – basic	$3.27	$3.52	$0.77	$0.91
Normalized FFO per share and Unit – diluted	$3.26	$3.49	$0.76	$0.91

Weighted average Common Shares and Units outstanding – basic	384,794	383,368	384,899	384,039
Weighted average Common Shares and Units outstanding – diluted	385,874	386,333	385,756	387,143

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	December 31,	December 31,
	2020	2019
ASSETS
Land	$5,785,367	$5,936,188
Depreciable property	20,920,654	21,319,101
Projects under development	411,134	181,630
Land held for development	86,170	96,688
Investment in real estate	27,203,325	27,533,607
Accumulated depreciation	(7,859,657)	(7,276,786)
Investment in real estate, net	19,343,668	20,256,821
Investments in unconsolidated entities	52,782	52,238
Cash and cash equivalents	42,591	45,753
Restricted deposits	57,137	71,246
Right-of-use assets	499,287	512,774
Other assets	291,426	233,937
Total assets	$20,286,891	$21,172,769

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$2,293,890	$1,941,610
Notes, net	5,335,536	6,077,513
Line of credit and commercial paper	414,830	1,017,833
Accounts payable and accrued expenses	107,366	94,350
Accrued interest payable	65,896	66,852
Lease liabilities	329,130	331,334
Other liabilities	345,064	346,963
Security deposits	60,480	70,062
Distributions payable	232,262	218,326
Total liabilities	9,184,454	10,164,843

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	338,951	463,400
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of December 31, 2020 and December 31, 2019	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 372,302,000 shares issued and outstanding as of December 31, 2020 and 371,670,884 shares issued and outstanding as of December 31, 2019	3,723	3,717
Paid in capital	9,128,599	8,965,577
Retained earnings	1,399,715	1,386,495
Accumulated other comprehensive income (loss)	(43,666)	(77,563)
Total shareholders’ equity	10,525,651	10,315,506
Noncontrolling Interests:
Operating Partnership	233,162	227,837
Partially Owned Properties	4,673	1,183
Total Noncontrolling Interests	237,835	229,020
Total equity	10,763,486	10,544,526
Total liabilities and equity	$20,286,891	$21,172,769

Equity Residential Portfolio Summary As of December 31, 2020

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate

Los Angeles	72	16,603	21.5%	$2,458
Orange County	13	4,028	5.4%	2,222
San Diego	11	2,706	3.8%	2,373
Subtotal – Southern California	96	23,337	30.7%	2,407

San Francisco	48	12,707	18.3%	3,053
Washington DC	47	14,731	17.2%	2,387
Seattle	46	9,454	11.4%	2,349
New York	37	9,606	11.3%	3,617
Boston	25	6,430	9.4%	2,958
Denver	5	1,624	1.7%	2,003

Total	304	77,889	100.0%	$2,680

	Properties	Apartment Units

Wholly Owned Properties	287	74,328
Master-Leased Properties – Consolidated	1	162
Partially Owned Properties – Consolidated	16	3,399

	304	77,889

Note:  Projects under development are not included in the Portfolio Summary until construction has been completed.

4th Quarter 2020 Earnings Release	9

Equity Residential

Portfolio Rollforward Q4 2020

($ in thousands)

		Properties	Apartment Units	Sales Price	Disposition Yield

	9/30/2020	305	78,568

Dispositions:
Consolidated:
Rental Properties		(1)	(679)	$(312,500)	(4.1%)
Land Parcels		—	—	$(55,510)

	12/31/2020	304	77,889

Portfolio Rollforward 2020

($ in thousands)

		Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

	12/31/2019	309	79,962

Acquisitions:
Consolidated Rental Properties – Not Stabilized (A)		1	158	$48,860	4.7%

				Sales Price	Disposition Yield

Dispositions:
Consolidated:
Rental Properties		(6)	(2,231)	$(1,066,861)	(4.5%)
Land Parcels		—	—	$(55,510)

	12/31/2020	304	77,889

(A)

The Company acquired one property in the Seattle market in the third quarter of 2020 that is in lease-up and is expected to stabilize in its second year of ownership at an Acquisition Cap Rate of 4.7%.

4th Quarter 2020 Earnings Release	10

Equity Residential

Fourth Quarter 2020 vs. Fourth Quarter 2019

Same Store Results/Statistics Including 76,535 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

Fourth Quarter 2020									Fourth Quarter 2019
	Residential		% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$580,328	(1)	(8.2%)	$19,926	(2)	(15.8%)	$600,254	(8.5%)	Revenues	$632,229	$23,658	$655,887
Expenses	$192,948		2.8%	$5,541		(0.6%)	$198,489	2.7%	Expenses	$187,637	$5,573	$193,210
NOI	$387,380		(12.9%)	$14,385		(20.5%)	$401,765	(13.2%)	NOI	$444,592	$18,085	$462,677

Average Rental Rate	$2,685		(6.4%)						Average Rental Rate	$2,868
Physical Occupancy	94.2%		(1.9%)						Physical Occupancy	96.1%
Turnover	13.4%		2.7%						Turnover	10.7%

Fourth Quarter 2020 vs. Third Quarter 2020

Same Store Results/Statistics Including 77,351 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

Fourth Quarter 2020									Third Quarter 2020
	Residential		% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$585,992	(1)	(3.7%)	$19,982	(2)	223.8%	$605,974	(1.5%)	Revenues	$608,737	$6,171	$614,908
Expenses	$194,467		(3.4%)	$5,558		(3.0%)	$200,025	(3.3%)	Expenses	$201,218	$5,732	$206,950
NOI	$391,525		(3.9%)	$14,424		3185.6%	$405,949	(0.5%)	NOI	$407,519	$439	$407,958

Average Rental Rate	$2,683		(3.2%)						Average Rental Rate	$2,771
Physical Occupancy	94.2%		(0.5%)						Physical Occupancy	94.7%
Turnover	13.4%		(4.4%)						Turnover	17.8%

2020 vs. 2019

Same Store Results/Statistics Including 73,585 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

2020									2019
	Residential		% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$2,356,344	(1)	(2.9%)	$62,674	(2)	(33.2%)	$2,419,018	(4.0%)	Revenues	$2,425,471	$93,764	$2,519,235
Expenses	$751,504		2.1%	$21,975		3.5%	$773,479	2.1%	Expenses	$736,279	$21,223	$757,502
NOI	$1,604,840		(5.0%)	$40,699		(43.9%)	$1,645,539	(6.6%)	NOI	$1,689,192	$72,541	$1,761,733

Average Rental Rate	$2,809		(1.5%)						Average Rental Rate	$2,852
Physical Occupancy	95.1%		(1.3%)						Physical Occupancy	96.4%
Turnover	52.3%		2.5%						Turnover	49.8%

(1)

See page 12 for Same Store Residential Revenues with Leasing Concessions reflected on a cash basis.  See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

(2)	Changes in same store Non-Residential revenues for the periods presented are driven by the following:
•	Fourth Quarter 2020 vs. Fourth Quarter 2019 – Primarily deferral/abatement of rents, higher bad debt and lower parking income.
•	Fourth Quarter 2020 vs. Third Quarter 2020 – Primarily a $10.6 million non-cash write-off of Non-Residential straight-line lease receivables in the third quarter of 2020.
•

2020 vs. 2019 – Primarily deferral/abatement of rents, higher bad debt, lower parking income and the non-cash write-off of $12.9 million of Non-Residential straight-line lease receivables predominately in the third quarter of 2020.

4th Quarter 2020 Earnings Release	11

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

$ in thousands

	Fourth Quarter 2020 vs. Fourth Quarter 2019		Fourth Quarter 2020 vs. Third Quarter 2020		2020 vs. 2019
	76,535 Same Store Apartment Units		77,351 Same Store Apartment Units		73,585 Same Store Apartment Units
	Q4 2020	Q4 2019	Q4 2020	Q3 2020	2020	2019
Same Store Residential Revenues (GAAP Basis)	$580,328	$632,229	$585,992	$608,737	$2,356,344	$2,425,471
Leasing Concessions amortized	8,091	819	8,335	4,322	13,435	3,189
Leasing Concessions granted	(16,444)	(1,014)	(16,793)	(12,070)	(31,077)	(2,034)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$571,975	$632,034	$577,534	$600,989	$2,338,702	$2,426,626

% change - GAAP revenue	(8.2%)		(3.7%)		(2.9%)

% change - cash revenue	(9.5%)		(3.9%)		(3.6%)

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

Same Store Resident/Tenant Accounts Receivable Balances

Including 73,585 Same Store Apartment Units

$ in thousands

	Residential				Non-Residential
Balance Sheet (Other assets):	December 31, 2020		September 30, 2020	December 31, 2019	December 31, 2020	September 30, 2020	December 31, 2019
Resident/tenant accounts receivable balances	$29,618		$23,506	$4,054	$7,113	$7,533	$1,700
Allowance for doubtful accounts	(22,705)		(14,995)	(1,082)	(6,323)	(6,342)	(1,349)
Net receivable balances	$6,913	(1)	$8,511	$2,972	$790	$1,191	$351

Straight-line receivable balances	$18,672	(2)	$10,401	$1,029	$13,304	$13,681	$26,153

(1)	The Company held same store Residential security deposits approximating 29.2% of the net receivable balance at December 31, 2020.

(2)

Total same store Residential Leasing Concessions granted in 2020 were approximately $31.1 million.  The straight-line receivable balance of $18.7 million reflects Residential Leasing Concessions that the Company expects will be recognized as a reduction of rental revenues in 2021.

Same Store Residential Bad Debt

Including 73,585 Same Store Apartment Units

$ in thousands

Income Statement (Rental income):	Q4 2020	2020	2019
Bad Debt, Net	$12,550	$39,391	$10,660
% of Same Store Residential Revenues	2.2%	1.7%	0.4%

4th Quarter 2020 Earnings Release	12

Equity Residential Fourth Quarter 2020 vs. Fourth Quarter 2019 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q4 2020 % of Actual NOI	Q4 2020 Average Rental Rate	Q4 2020 Weighted Average Physical Occupancy %	Q4 2020 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	16,603	20.4%	$2,458	95.6%	13.8%	(7.1%)		2.0%	(10.9%)	(6.8%)	(0.3%)	1.7%
Orange County	4,028	5.2%	2,222	96.8%	10.7%	(2.2%)		(0.4%)	(2.7%)	(2.3%)	0.2%	0.3%
San Diego	2,706	3.7%	2,373	97.3%	11.4%	0.5%		3.6%	(0.5%)	(0.3%)	0.8%	(1.2%)
Subtotal – Southern California	23,337	29.3%	2,407	96.0%	13.0%	(5.5%)		1.8%	(8.3%)	(5.4%)	(0.1%)	1.2%

San Francisco	12,707	19.9%	3,053	92.7%	15.7%	(11.4%)		3.4%	(16.2%)	(8.9%)	(2.6%)	3.5%
Washington DC	14,299	17.4%	2,386	95.4%	12.6%	(3.5%)		0.5%	(5.2%)	(2.5%)	(1.0%)	3.0%
New York	9,606	11.6%	3,617	89.8%	11.8%	(14.6%)		5.7%	(29.2%)	(8.2%)	(6.6%)	4.5%
Seattle	8,616	10.6%	2,360	94.5%	13.8%	(5.9%)		1.2%	(8.5%)	(4.0%)	(1.9%)	2.7%
Boston	6,346	9.4%	2,961	93.9%	13.0%	(9.1%)		3.1%	(13.7%)	(7.0%)	(2.2%)	3.6%
Denver	1,624	1.8%	2,003	95.1%	15.9%	(1.8%)		(0.1%)	(2.4%)	(2.7%)	0.6%	0.3%

Total	76,535	100.0%	$2,685	94.2%	13.4%	(8.2%)	(1)	2.8%	(12.9%)	(6.4%)	(1.9%)	2.7%

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues decreased 9.5% in the fourth quarter of 2020 compared to the fourth quarter of 2019.  See page 12 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 97.3% of total revenues for the year ended December 31, 2020.

4th Quarter 2020 Earnings Release	13

Equity Residential Fourth Quarter 2020 vs. Third Quarter 2020 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q4 2020 % of Actual NOI	Q4 2020 Average Rental Rate	Q4 2020 Weighted Average Physical Occupancy %	Q4 2020 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	16,603	20.2%	$2,458	95.6%	13.8%	(1.5%)		(1.3%)	(1.6%)	(1.2%)	(0.3%)	(1.6%)
Orange County	4,028	5.2%	2,222	96.8%	10.7%	(1.0%)		(10.6%)	2.2%	(0.9%)	0.0%	(5.2%)
San Diego	2,706	3.6%	2,373	97.3%	11.4%	0.5%		(0.1%)	0.7%	0.3%	0.2%	(4.6%)
Subtotal – Southern California	23,337	29.0%	2,407	96.0%	13.0%	(1.2%)		(2.4%)	(0.7%)	(1.0%)	(0.2%)	(2.6%)

San Francisco	12,707	19.7%	3,053	92.7%	15.7%	(6.4%)		(2.7%)	(7.8%)	(4.6%)	(1.7%)	(2.9%)
Washington DC	14,569	17.6%	2,387	95.4%	12.8%	(2.7%)		(7.0%)	(0.7%)	(2.5%)	(0.2%)	(4.8%)
New York	9,606	11.5%	3,617	89.8%	11.8%	(6.5%)		1.0%	(13.4%)	(4.9%)	(1.5%)	(8.5%)
Seattle	9,078	11.1%	2,363	94.5%	14.1%	(3.2%)		(10.1%)	(0.1%)	(3.1%)	(0.1%)	(3.4%)
Boston	6,430	9.4%	2,958	93.9%	12.9%	(3.5%)		(3.5%)	(3.5%)	(3.9%)	0.4%	(7.8%)
Denver	1,624	1.7%	2,003	95.1%	15.9%	(1.8%)		(12.9%)	3.1%	(1.9%)	0.0%	(6.8%)

Total	77,351	100.0%	$2,683	94.2%	13.4%	(3.7%)	(1)	(3.4%)	(3.9%)	(3.2%)	(0.5%)	(4.4%)

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues decreased 3.9% in the fourth quarter of 2020 compared to the third quarter of 2020.  See page 12 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 97.3% of total revenues for the year ended December 31, 2020.

4th Quarter 2020 Earnings Release	14

Equity Residential 2020 vs. 2019 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	2020 % of Actual NOI	2020 Average Rental Rate	2020 Weighted Average Physical Occupancy %	2020 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,968	20.1%	$2,547	95.5%	51.9%	(3.1%)		0.8%	(4.8%)	(2.4%)	(0.7%)	(2.5%)
Orange County	4,028	5.0%	2,252	96.7%	45.3%	0.2%		0.8%	0.0%	0.0%	0.2%	(6.5%)
San Diego	2,706	3.5%	2,374	97.0%	49.0%	1.4%		1.6%	1.3%	1.0%	0.4%	(6.0%)
Subtotal – Southern California	22,702	28.6%	2,473	95.9%	50.4%	(2.1%)		0.9%	(3.2%)	(1.7%)	(0.4%)	(3.6%)

San Francisco	12,183	20.6%	3,234	94.7%	55.3%	(3.9%)		3.0%	(6.1%)	(2.5%)	(1.3%)	4.2%
Washington DC	13,711	16.5%	2,444	95.7%	49.9%	(0.6%)		0.9%	(1.2%)	0.4%	(0.9%)	3.2%
New York	9,475	13.3%	3,826	93.0%	50.9%	(6.2%)		3.3%	(13.2%)	(2.4%)	(3.7%)	12.1%
Seattle	8,442	10.4%	2,433	95.5%	53.6%	(0.3%)		3.9%	(1.8%)	0.7%	(0.9%)	(0.7%)
Boston	6,346	9.8%	3,100	94.2%	56.3%	(3.3%)		0.6%	(4.8%)	(1.2%)	(2.0%)	9.0%
Denver	726	0.8%	2,101	94.5%	70.8%	(2.4%)		2.9%	(4.3%)	(1.0%)	(1.6%)	4.7%

Total	73,585	100.0%	$2,809	95.1%	52.3%	(2.9%)	(1)	2.1%	(5.0%)	(1.5%)	(1.3%)	2.5%

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues decreased 3.6% in the year ended December 31, 2020 compared to the year ended December 31, 2019.  See page 12 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 97.3% of total revenues for the year ended December 31, 2020.

4th Quarter 2020 Earnings Release	15

Equity Residential Same Store Residential Net Effective Lease Pricing Statistics For 73,585 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (2)		Blended Rate (3)
Markets/Metro Areas	Q4 2020	Q4 2019	Q4 2020	Q4 2019	Q4 2020	Q4 2019

Los Angeles	(8.9%)	(2.9%)	(0.4%)	4.7%	(4.5%)	1.0%
Orange County	(2.8%)	(0.9%)	2.1%	5.6%	0.0%	2.6%
San Diego	(0.1%)	(1.8%)	2.5%	5.4%	1.4%	1.7%
Subtotal – Southern California	(7.2%)	(2.4%)	0.3%	4.9%	(3.2%)	1.3%

San Francisco	(27.0%)	(4.7%)	(7.3%)	4.4%	(19.2%)	(0.2%)
Washington DC	(18.6%)	(2.5%)	(1.9%)	5.4%	(11.5%)	1.8%
New York	(27.3%)	(2.8%)	(6.5%)	3.9%	(18.6%)	1.3%
Seattle	(25.7%)	(1.2%)	(6.0%)	6.9%	(18.0%)	2.0%
Boston	(26.9%)	(5.1%)	(4.9%)	5.6%	(18.2%)	0.7%
Denver	(15.0%)	(3.5%)	(0.2%)	7.3%	(10.3%)	0.0%

Total	(20.6%)	(3.1%)	(3.4%)	4.9%	(13.0%)	1.0%

(1)

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

(2)

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

(3)	Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

4th Quarter 2020 Earnings Release	16

Equity Residential

Fourth Quarter 2020 vs. Fourth Quarter 2019

Total Same Store Operating Expenses Including 76,535 Same Store Apartment Units

$ in thousands

	Q4 2020	Q4 2019	$ Change (1)	% Change	% of Q4 2020 Operating Expenses

Real estate taxes	$86,812	$84,293	$2,519	3.0%	43.7%
On-site payroll	40,198	39,283	915	2.3%	20.3%
Utilities	26,870	26,547	323	1.2%	13.5%
Repairs and maintenance	24,910	23,714	1,196	5.0%	12.5%
Insurance	6,293	5,368	925	17.2%	3.2%
Leasing and advertising	3,155	2,788	367	13.2%	1.6%
Other on-site operating expenses	10,251	11,217	(966)	(8.6%)	5.2%

Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$198,489	$193,210	$5,279	2.7%	100.0%

2020 vs. 2019

Total Same Store Operating Expenses Including 73,585 Same Store Apartment Units

$ in thousands

	2020	2019	$ Change (1)	% Change	% of 2020 Operating Expenses

Real estate taxes	$337,939	$325,332	$12,607	3.9%	43.7%
On-site payroll	160,983	160,569	414	0.3%	20.8%
Utilities	102,768	101,137	1,631	1.6%	13.3%
Repairs and maintenance	93,620	94,766	(1,146)	(1.2%)	12.1%
Insurance	24,310	20,597	3,713	18.0%	3.2%
Leasing and advertising	10,321	10,241	80	0.8%	1.3%
Other on-site operating expenses	43,538	44,860	(1,322)	(2.9%)	5.6%
		—
Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$773,479	$757,502	$15,977	2.1%	100.0%

(1)	Both quarter-over-quarter and year-over-year changes are due primarily to:

Real estate taxes – Higher rates and assessed values continue to drive real estate tax growth across most markets.

On-site payroll – Increase driven by higher employee benefit-related costs, partially offset by the transition to an enhanced operating platform and less overtime.

Repairs and maintenance – Quarter-over-quarter increase primarily driven by COVID-19-related cleaning expenses and higher turnover expenses. Year-over-year decrease primarily driven by deferral and cancellation of some projects as a result of COVID-19-related delays.

Insurance – Increase due to higher premiums on property insurance renewal due to challenging conditions in the insurance market.

Leasing and advertising – Quarter-over-quarter increase due primarily to enhanced digital advertising.

Other on-site operating expenses – Decrease primarily due to reduced ground lease expense and lower legal expenses due to legislative suspension of evictions in many markets.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

4th Quarter 2020 Earnings Release	17

Equity Residential

Debt Summary as of December 31, 2020

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)

Secured	$2,293,890	28.5%	3.33%	6.2
Unsecured	5,750,366	71.5%	3.91%	10.3

Total	$8,044,256	100.0%	3.76%	9.0
Fixed Rate Debt:
Secured – Conventional	$1,901,091	23.6%	3.79%	4.7
Unsecured – Public	5,335,536	66.4%	4.03%	11.0

Fixed Rate Debt	7,236,627	90.0%	3.97%	9.3

Floating Rate Debt:
Secured – Conventional	31,494	0.4%	2.71%	1.5
Secured – Tax Exempt	361,305	4.5%	1.00%	15.0
Unsecured – Revolving Credit Facility	—	—	1.47%	3.8
Unsecured – Commercial Paper Program (2)	414,830	5.1%	1.72%	—

Floating Rate Debt	807,629	10.0%	1.34%	7.0

Total	$8,044,256	100.0%	3.76%	9.0

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)

At December 31, 2020, the weighted average maturity of commercial paper outstanding was 45 days.  The weighted average amount outstanding for the year ended December 31, 2020 was approximately $276.6 million.

Note: The Company capitalized interest of approximately $10.2 million and $6.9 million during the years ended December 31, 2020 and 2019, respectively.  The Company capitalized interest of approximately $3.3 million and $2.1 million during the quarters ended December 31, 2020 and 2019, respectively.

4th Quarter 2020 Earnings Release	18

Equity Residential

Debt Maturity Schedule as of December 31, 2020

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)

2021	$35,665	$415,000	(2)	$450,665	5.5%	4.41%	0.64%
2022	264,185	31,855		296,040	3.7%	3.25%	3.15%
2023	1,325,588	3,500		1,329,088	16.4%	3.74%	3.73%
2024	—	6,100		6,100	0.1%	N/A	0.10%
2025	450,000	8,200		458,200	5.6%	3.38%	3.32%
2026	592,025	9,000		601,025	7.4%	3.58%	3.53%
2027	400,000	9,800		409,800	5.0%	3.25%	3.17%
2028	900,000	42,380		942,380	11.6%	3.79%	3.62%
2029	888,120	11,500		899,620	11.1%	3.30%	3.26%
2030	1,095,000	12,600		1,107,600	13.6%	2.55%	2.52%
2031+	1,350,850	275,535		1,626,385	20.0%	4.39%	3.67%
Subtotal	7,301,433	825,470		8,126,903	100.0%	3.56%	3.23%
Deferred Financing Costs and Unamortized (Discount)	(64,806)	(17,841)		(82,647)	N/A	N/A	N/A

Total	$7,236,627	$807,629		$8,044,256	100.0%	3.56%	3.23%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)	Represents principal outstanding on the Company’s commercial paper program.

4th Quarter 2020 Earnings Release	19

Equity Residential

Selected Unsecured Public Debt Covenants

	December 31,	September 30,
	2020	2020
Debt to Adjusted Total Assets (not to exceed 60%)	30.5%	31.6%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	9.6%	9.6%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	5.42	4.99

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	457.1%	437.4%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities.  Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	December 31,	September 30,
	2020	2020
Total debt to Normalized EBITDAre	4.99x	5.00x

Net debt to Normalized EBITDAre	4.96x	4.89x

Unencumbered NOI as a % of total NOI	86.6%	86.1%

Note: See Normalized EBITDAre Reconciliations for detail.

4th Quarter 2020 Earnings Release	20

Equity Residential

Capital Structure as of December 31, 2020

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$2,293,890	28.5%
Unsecured Debt			5,750,366	71.5%

Total Debt			8,044,256	100.0%	26.0%

Common Shares (includes Restricted Shares)	372,302,000	96.4%
Units (includes OP Units and Restricted Units)	13,858,073	3.6%

Total Shares and Units	386,160,073	100.0%
Common Share Price at December 31, 2020	$59.28
			22,891,569	99.8%
Perpetual Preferred Equity (see below)			37,280	0.2%

Total Equity			22,928,849	100.0%	74.0%

Total Market Capitalization			$30,973,105		100.0%

Perpetual Preferred Equity as of December 31, 2020

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

4th Quarter 2020 Earnings Release	21

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	2020	2019	Q4 2020	Q4 2019

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	371,790,858	370,460,884	371,914,798	371,155,240
Shares issuable from assumed conversion/vesting of:
- OP Units	13,002,929	12,907,453	12,984,015	12,883,309
- long-term compensation shares/units	1,079,769	2,965,118	856,809	3,104,719

Total Common Shares and Units - diluted	385,873,556	386,333,455	385,755,622	387,143,268

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	371,790,858	370,460,884	371,914,798	371,155,240
OP Units - basic	13,002,929	12,907,453	12,984,015	12,883,309

Total Common Shares and OP Units - basic	384,793,787	383,368,337	384,898,813	384,038,549
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,079,769	2,965,118	856,809	3,104,719

Total Common Shares and Units - diluted	385,873,556	386,333,455	385,755,622	387,143,268

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	372,302,000	371,670,884
Units (includes OP Units and Restricted Units)	13,858,073	13,731,315

Total Shares and Units	386,160,073	385,402,199

4th Quarter 2020 Earnings Release	22

Equity Residential Development and Lease-Up Projects as of December 31, 2020 (Amounts in thousands except for project and apartment unit amounts)

		No. of	Total Budgeted	Total Book	Total Book Value Not			Estimated/Actual
Projects	Location	Apartment Units	Capital Cost	Value to Date	Placed in Service	Total Debt	Percentage Completed	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased	Percentage Occupied

Projects Under Development - Wholly Owned:
Alcott Apartments (fka West End Tower)	Boston, MA	470	$409,749	$267,783	$267,783	$—	67%	Q2 2021	Q3 2021	Q1 2023	—	—
The Edge (fka 4885 Edgemoor Lane) (A)	Bethesda, MD	154	75,271	52,312	52,312	—	70%	Q3 2021	Q3 2021	Q3 2022	—	—

Projects Under Development - Wholly Owned		624	485,020	320,095	320,095	—

Projects Under Development - Partially Owned:
Aero Apartments (B)	Alameda, CA	200	117,794	91,039	91,039	31,494	78%	Q1 2021	Q2 2021	Q2 2022	—	—

Projects Under Development - Partially Owned		200	117,794	91,039	91,039	31,494

Total Projects Under Development		824	$602,814	$411,134	$411,134	$31,494

Land Held for Development		N/A	N/A	$86,170	$86,170	$—

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS							Total Budgeted Capital Cost	Q4 2020 NOI
Projects Under Development							$602,814	$—

(A)	The Edge – The land under this project is subject to a long-term ground lease. This project is adjacent to an existing apartment property owned by the Company.

(B)

Aero Apartments – This development project is owned 90% by the Company and 10% by a third party partner in a joint venture consolidated by the Company.  Construction is being partially funded with a construction loan that is non-recourse to the Company.  The joint venture partner has funded $4.7 million for its allocated share of the project equity and serves as the developer of the project.

4th Quarter 2020 Earnings Release	23

Equity Residential Capital Expenditures to Real Estate For the Year Ended December 31, 2020 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties	Non-Same Store Properties/Other	Total	Same Store Avg. Per Apartment Unit

Total Apartment Units	73,585	4,304	77,889

Building Improvements	$78,969	$2,905	$81,874	$1,073

Renovation Expenditures (1)	22,060	6	22,066	300

Replacements	31,252	787	32,039	425

Capital Expenditures to Real Estate (2)	$132,281	$3,698	$135,979	$1,798

(1)	Renovation Expenditures on 1,034 same store apartment units for the year ended December 31, 2020 approximated $21,335 per apartment unit renovated.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

4th Quarter 2020 Earnings Release	24

Equity Residential Normalized EBITDAre Reconciliations (Amounts in thousands)

	Trailing Twelve Months		2020				2019
	December 31, 2020	September 30, 2020	Q4	Q3	Q2	Q1	Q4
Net income	$962,501	$1,000,823	$262,984	$95,365	$271,481	$332,671	$301,306
Interest expense incurred, net	365,073	348,649	116,724	80,874	81,885	85,590	100,300
Amortization of deferred financing costs	8,939	9,259	2,686	2,101	2,111	2,041	3,006
Amortization of above/below market lease intangibles	4,391	4,391	1,098	1,098	1,098	1,097	1,098
Depreciation	820,832	833,885	201,829	200,605	205,976	212,422	214,882
Income and other tax expense (benefit)	852	(2,528)	350	262	187	53	(3,030)

EBITDA	2,162,588	2,194,479	585,671	380,305	562,738	633,874	617,562

Net (gain) loss on sales of real estate properties	(531,807)	(530,455)	(179,589)	25	(144,266)	(207,977)	(178,237)
Net (gain) loss on sales of unconsolidated entities - operating assets	(1,636)	(1,000)	(636)	(1,000)	—	—	—

EBITDAre	1,629,145	1,663,024	405,446	379,330	418,472	425,897	439,325

Write-off of pursuit costs (other expenses)	6,869	6,295	2,005	1,586	1,651	1,627	1,431
(Income) loss from investments in unconsolidated entities - operations	4,920	4,406	1,475	1,246	1,042	1,157	961
Net (gain) loss on sales of land parcels	(34,234)	33	(34,234)	—	—	—	33
Insurance/litigation settlement or reserve income (interest and other income)	(4,152)	(2,353)	(1,800)	(3)	(767)	(1,582)	(1)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	(1,293)	3,936	—	500	(1,956)	163	5,229
Advocacy contributions (other expenses)	11,062	4,146	6,981	1,728	1,852	501	65
Data analytics project (other expenses)	—	—	—	—	—	—	—
Other	(965)	(1,108)	(15)	(429)	(521)	—	(158)

Normalized EBITDAre	$1,611,352	$1,678,379	$379,858	$383,958	$419,773	$427,763	$446,885

Balance Sheet Items:	December 31, 2020	September 30, 2020

Total debt	$8,044,256	$8,396,730
Cash and cash equivalents	(42,591)	(178,333)
Mortgage principal reserves/sinking funds	(14,168)	(13,013)
Net debt	$7,987,497	$8,205,384

Note:

EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

4th Quarter 2020 Earnings Release	25

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Year Ended December 31,			Quarter Ended December 31,
	2020	2019	Variance	2020	2019	Variance

Impairment – non-operating assets	$—	$—	$—	$—	$—	$—

Write-off of pursuit costs (other expenses)	6,869	5,529	1,340	2,005	1,431	574

Prepayment premiums/penalties (interest expense)	26,150	13,647	12,503	26,150	10,266	15,884
Write-off of unamortized deferred financing costs (interest expense)	634	3,148	(2,514)	597	875	(278)
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	12,508	7,196	5,312	12,508	1,043	11,465
Debt extinguishment and preferred share redemption (gains) losses	39,292	23,991	15,301	39,255	12,184	27,071

Net (gain) loss on sales of land parcels	(34,234)	(2,044)	(32,190)	(34,234)	33	(34,267)
(Income) loss from investments in unconsolidated entities ─ non-operating assets	1,644	1,104	540	622	227	395
Non-operating asset (gains) losses	(32,590)	(940)	(31,650)	(33,612)	260	(33,872)

Insurance/litigation settlement or reserve income (interest and other income)	(4,152)	(384)	(3,768)	(1,800)	(1)	(1,799)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	(1,293)	7,198	(8,491)	—	5,229	(5,229)
Advocacy contributions (other expenses)	11,062	270	10,792	6,981	65	6,916
Data analytics project (other expenses)	—	4,199	(4,199)	—	—	—
Other	(965)	(2,853)	1,888	(15)	(3,402)	3,387
Other miscellaneous items	4,652	8,430	(3,778)	5,166	1,891	3,275

Adjustments from FFO to Normalized FFO	$18,223	$37,010	$(18,787)	$12,814	$15,766	$(2,952)

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

4th Quarter 2020 Earnings Release	26

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking.  All guidance is given on a Normalized FFO basis.  Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page.  See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q1 2021	Full Year 2021

2021 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.65 to $0.69	$2.60 to $2.80

2021 Same Store Assumptions (includes Residential and Non-Residential)

Physical Occupancy		94.8% to 95.8%
Revenue change (1)		(9.0%) to (7.0%)
Expense change		3.0% to 4.0%
NOI change (2)		(15.0%) to (12.0%)

2021 Transaction Assumptions

The Company expects consolidated rental acquisitions to approximately equal consolidated rental dispositions.

2021 Debt Assumptions

Weighted average debt outstanding		$8.1B to $8.3B
Interest expense, net (on a Normalized FFO basis)		$270.0M to $276.5M
Capitalized interest		$14.5M to $16.5M

2021 Capital Expenditures to Real Estate Assumptions for Same Store Properties (3)

Capital Expenditures to Real Estate for Same Store Properties		$150.0M
Capital Expenditures to Real Estate per Same Store Apartment Unit		$1,950

2021 Other Guidance Assumptions

Property management expense		$96.5M to $98.5M
General and administrative expense		$53.0M to $55.0M
Debt offerings		No amounts budgeted
Weighted average Common Shares and Units - Diluted		386.8M

(1)	Revenue change is reflected on a GAAP basis. Revenue change would be approximately (8.0%) to (6.0%) on a cash basis.

(2)	Approximately 25 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.

(3)

During 2021, the Company expects to spend approximately $25.0 million for apartment unit Renovation Expenditures on approximately 1,250 same store apartment units at an average cost of approximately $20,000 per apartment unit renovated, which is included in the Capital Expenditures to Real Estate assumptions noted above.

4th Quarter 2020 Earnings Release	27

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business.  The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable.  These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities.  Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset.  The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Reduction in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.0 billion under its commercial paper program subject to market conditions.  The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures November 1, 2024.  The interest rate on advances under the facility will generally be LIBOR plus a spread (currently 0.775%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%).  Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating.  In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.0 billion commercial paper program along with certain other obligations.  The following table presents the availability on the Company’s unsecured revolving credit facility:

December 31, 2020
Unsecured revolving credit facility commitment	$2,500,000

Commercial paper balance outstanding	(415,000)

Unsecured revolving credit facility balance outstanding	—

Other restricted amounts	(100,949)

Unsecured revolving credit facility availability	$1,984,051

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios.  These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit.  The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt.  These covenants generally reflect our most restrictive financial covenants.  The Company was in compliance with its unsecured debt covenants for all periods presented.

4th Quarter 2020 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset.  The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset.  The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP.  Expected EPS is calculated on a basis consistent with actual EPS.  Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items.  Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations.  The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation.  The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property.  The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Year Ended December 31, 2020	Quarter Ended December 31, 2020

Net Gain (Loss) on Sales of Real Estate Properties	$531,807	$179,589
Accumulated Depreciation Gain	(237,803)	(80,332)

Economic Gain (Loss)	$294,004	$99,257

4th Quarter 2020 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:

•	the impact of any expenses relating to non-operating asset impairment;
•	pursuit cost write-offs;
•	gains and losses from early debt extinguishment and preferred share redemptions;
•	gains and losses from non-operating assets; and
•	other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP.  Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity.  The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP.  The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership".  Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

4th Quarter 2020 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

			Actual	Actual	Expected	Expected
	Actual 2020	Actual 2019	Q4 2020	Q4 2019	Q1 2021	2021
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$2.45	$2.60	$0.68	$0.77	$0.31 to $0.35	$2.55 to $2.75
Depreciation expense	2.11	2.13	0.52	0.55	0.51	2.02
Net (gain) loss on sales	(1.35)	(1.34)	(0.47)	(0.46)	(0.17)	(1.99)
Impairment – operating assets	—	—	—	—	—	—

FFO per share – Diluted	3.21	3.39	0.73	0.86	0.65 to 0.69	2.58 to 2.78

Impairment – non-operating assets	—	—	—	—	—	—
Write-off of pursuit costs	0.02	0.02	0.01	0.01	—	0.01
Debt extinguishment and preferred share redemption (gains) losses	0.10	0.06	0.10	0.03	—	—
Non-operating asset (gains) losses	(0.08)	—	(0.09)	—	—	0.01
Other miscellaneous items	0.01	0.02	0.01	0.01	—	—

Normalized FFO per share – Diluted	$3.26	$3.49	$0.76	$0.91	$0.65 to $0.69	$2.60 to $2.80

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties.  NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance).  The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties.  NOI does not include an allocation of property management expenses either in the current or comparable periods.  Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see Same Store Results):

	Year Ended December 31,		Quarter Ended December 31,
	2020	2019	2020	2019
Operating income	$1,317,990	$1,356,160	$356,606	$408,928
Adjustments:
Property management	93,825	95,344	22,312	22,639
General and administrative	48,305	52,757	11,093	11,630
Depreciation	820,832	831,083	201,829	214,882
Net (gain) loss on sales of real estate properties	(531,807)	(447,637)	(179,589)	(178,237)
Total NOI	$1,749,145	$1,887,707	$412,251	$479,842
Rental income:
Same store	$2,419,018	$2,519,235	$600,254	$655,887
Non-same store/other	152,687	181,456	13,181	28,008
Total rental income	2,571,705	2,700,691	613,435	683,895
Operating expenses:
Same store	773,479	757,502	198,489	193,210
Non-same store/other	49,081	55,482	2,695	10,843
Total operating expenses	822,560	812,984	201,184	204,053
NOI:
Same store	1,645,539	1,761,733	401,765	462,677
Non-same store/other	103,606	125,974	10,486	17,165
Total NOI	$1,749,145	$1,887,707	$412,251	$479,842

4th Quarter 2020 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2019 and 2020, plus any properties in lease-up and not stabilized as of January 1, 2019.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants, and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2019, less properties subsequently sold.  Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

Same Store Residential Revenues – Revenues from our Same Store Properties presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies.  Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2021 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.

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Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt.  The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade.  However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s property management expense, general and administrative expense or interest expense (including loan assumption costs and other loan-related costs).  Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance.  Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead.  The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties.  The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of December 31, 2020.  In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the year ended December 31, 2020 weighted by its average principal balance for the same period.  Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments.  In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

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